Exhibit 10.2

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (“Agreement”), dated this 30th day of September, 2022 (“Effective Date”), is by and Aspire Global Inc., a Cayman Islands exempted company (“Aspire”), Shenzhen Yi Jia, a company duly organized under the laws of China (“Shenzhen”) and Tuanfang Liu (“Liu”), an individual resident citizen of the People’s Republic of China and principal stockholder of Aspire and Shenzhen (Aspire, Shenzhen and Liu shall be collectively referred to as “Licensors” and each individually as a “Licensor”), Aspire Science and Technology Limited, company duly organized under the laws of Hong Kong (“Licensee”) and Ispire Technology Inc., a Delaware corporation (“Ispire”), Licensors, Licensee and Ispire, each being referred to as a “party” and collectively as the “parties.”

W I T N E S S E T H:

WHEREAS, the Licensors have developed and own the rights to patented technology and other intellectual property and know-how related to tobacco vaping products, and wish to grant to Licensee a sole and exclusive perpetual right and license in the Territory, as hereinafter defined, to the same, including to the exclusion of Licensors, in accordance with the terms of this Agreement; and

WHEREAS, prior to July 29, 2022, Licensee was a wholly-owned subsidiary of Aspire and was engaged in the development, marketing and sales of tobacco vapor products; and

WHEREAS, Sellers have expended substantial funds, have developed and have the rights to patented technology and other Intellectual Property Rights related to cannabis vaping products; and

WHEREAS, Ispire was formed for, among other purposes, to commercially exploit all of Licensors’ patented technology and other Intellectual Property Rights related to tobacco vaping products though Aspire Science, as its wholly-owned subsidiary; and

WHEREAS, on July 29, 2022, as part of a restructuring of Aspire’s business, all of the equity in Aspire Science was transferred to Inspire, whose stockholders are the same as the shareholders of Aspire, with Aspire Science to conduct and operate the tobacco vaping business in the Territory and to have a sole and exclusive license to all of the intellectual property rights of relating to the development, manufacturing, marketing, sales, and otherwise dealing in commerce with tobacco vaping products of any kind and description; and

WHEREAS, Licensee wishes to acquire such a sole and exclusive perpetual right and license from Licensors to such patented technology and other intellectual property and know-how related to tobacco vaping products in the Territory, as provided for in this Agreement, and Licensors desire to grant such license;

WHEREFORE, the parties do hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

(a) Encumbrance shall mean and include any and all security interests, mortgages, liens, pledges, charges, easements, reservations, license rights, restrictions, equities, rights of way, options, rights of first refusal, spousal rights, clouds on title and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

(b) Foreign Patents shall mean all patent and other rights granted by any country other than the United States in the Know-how embodied in the United States Patent Rights and all rights relating to patent applications pending in the applicable government office in any country other than the United States and all divisionals, continuations, continuations-in-part, reexaminations, reissues, renewals, substitutes and extensions thereof, and any other applications claiming priority to any of the foregoing. Exhibit A to this Agreement lists all Foreign Patents as of the Effective Date of this Agreement.

(c) Intellectual Property Rights shall mean all Patent Rights, Know-how, Know-how Documentation, Trademarks, and Trade Secrets owned by any Licensor, in whole or in part, which can be used by Licensee in connection with any tobacco vaping products or devices, including but not limited to, the development, manufacturing, marketing, and selling of such products or devices.

(d) Know-how shall include, but not be limited to, Trade Secrets and other proprietary information regarding the technology and know-how underlying the Patent Rights (including, without limitation, ideas, discoveries, formulas, compositions, inventions (whether patentable or not and whether or not reduced to practice), information and materials recording or evidencing any Licensor’s proprietary expertise relating to the Licensed Intellectual Property, regardless of whether such information is patentable; any information contained in any patent application in any country, regardless of whether a patent is ever issued with respect to such application; know-how, methodology, models, algorithms, code, all related files, systems, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information, marketing and business data, databases, pricing and cost information, ideas, flow charts and all other proprietary and technical information, rights under all agreements relating to the foregoing, and copies and tangible embodiments of the foregoing (in whatever form or medium) relating to tobacco vaping products or devices and any other Intellectual Property Rights.

(e) Know-how Documentation shall mean all software, including source codes and object codes, all designs, manuals and materials, all material relating to Trade Secrets, all applications for copyrights or patents and all patent, trademark, trade dress, copyright or other intellectual property rights relating to tobacco vaping products or devices whether such information is in oral, written, tangible, graphic or electronic form, and whether such information is copyrighted or categorized as a trade secret or know-how, all Prototypes and including notes and summaries of any of the foregoing which are made by any of the Licensors.

(f) Knowledge shall mean actual knowledge a party’s manager or any executive officer of such party and shall include any information or documentation which was transmitted, mailed or delivered to such Person, whether orally or in writing and whether through electronic media, including email and telecopier, or hard copy.

(g) License shall mean the license granted to Licensee pursuant to Section 2(a) of this Agreement.

(h) Licensed Intellectual Property Rights shall mean the Patent Rights and all other Intellectual Property Rights which are either (i) owned or licensed by any of the Licensors on the Effective Date of this Agreement or (ii) may be acquired or developed by any of the Licensors subsequent to the Effective Date of this Agreement and which can be used by Licensee in connection with tobacco vaping products or devices, including but not limited to developing, making, marketing, and selling such products or devices, or relating to the Patent Rights and other Intellectual Property Rights, and any and all subsequently developed or acquired Intellectual Property Rights which relate in any manner to tobacco vaping products or devices. Any Intellectual Property Rights owned or licensed by Licensors which, if used by Licensee, could be deemed to be covered by such Intellectual Property Rights, shall be included in the definition of Licensed Intellectual Property Rights.

(i) Patent Rights shall mean the United States and Foreign Patents and patent applications which are either (i) listed on Exhibit A to this Agreement or (ii) have been filed, acquired, or developed by any Licensor subsequent to the Effective Date of this Agreement and relate in any manner to tobacco vaping products or devices, and (iii) with respect to Patent Rights described in clauses (i) and (ii), all divisionals, continuations, continuations-in-part, reexaminations, reissues, renewals, substitutes and extensions thereof, and any other applications claiming priority to any of the foregoing.

(j) Person shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

(k) Prototypes shall mean all samples, models, or preliminary or other releases of a product that utilize or embody any of the Intellectual Property Rights in any manner or that relate in any manner to tobacco vaping products or devices.

(l) Product shall mean any produce or device that relates to tobacco vaping.

(m) Term shall mean the term stated in Section 4 of this Agreement.

(n) Territory shall mean the entire world, but not including the People’s Republic of China, including Hong Kong, and (ii) the Russian Federation generally known as Russia.

(o) Trademarks shall mean the trademarks and trademark applications listed on Exhibit B to this Agreement, whether registered or unregistered, and shall include all trade names, business names, domain names, trademarks, service marks, trade dress, product configurations, or other indications of origin, registrations thereof or applications for registration therefor, whether registered or not, together with the goodwill of the business associated with any of the foregoing and all common law rights therein that may exist or come to exist in any jurisdiction in the world, provided that, with respect to any United States intent-to-use trademark applications set forth on Exhibit B hereto, the transfer of such applications accompanies the transfer of Sellers’ business, or portion of the business to which the trademark(s) pertain, and that business is ongoing and existing.

(p) Trade Secret shall mean all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein which can be treated as trade secrets under the laws of the State of New York.

(q) “Use” shall include, but not be limited to, marketing, developing, manufacturing, reproducing, distributing, selling, offering to sell, importing, exporting, and otherwise dealing in commerce or any act which may otherwise be considered an act of patent infringement under 35 U.S.C. § 271. The parties further agree that “Use” shall be construed and interpreted as broadly as possible for purposes of Licensee’s exploitation of the Licensed Intellectual Property Rights.

(r) vaping shall be broadly defined and interpreted to mean and include the action of inhaling and exhaling vapor containing nicotine or tobacco oil produced by any vaporizer technology device, including e-cigarettes, and other devices which are based on technologies that are presently known or developed in the future.

2. Grant of License.

(a) Licensors hereby grant to Licensee an exclusive, perpetual, worldwide, royalty-free, sublicensable, and transferable right and license (the “License”) to Use and commercially exploit the Licensed Intellectual Property Rights in the Territory. The rights granted by the License shall include the right (i) to Use the Licensed Intellectual Property Rights in any format, by any means and in any media now known or hereafter developed, (ii) to create derivative works from or modifications or improvements of the Licensed Intellectual Property Rights and to incorporate or combine the Licensed Intellectual Property Rights into or with other intellectual property of Licensee for Use in the Territory, (iii) to create or license the creation of Prototypes or Products which are licensed, marketed or distributed by Licensee or any of its assignees, sublicensees or distributors for Use in the Territory, (iv) to create derivative works of, sublicense, distribute, digitally transmit, sell, offer to sell, market, make and have made, import, export, improve, reproduce and have reproduced, display, combine, and otherwise commercially exploit the Licensed Intellectual Property Rights in the Territory.

(b) With regard to the Trademarks that are part of the Licensed Intellectual Property Rights, any goodwill derived from the use of such Trademarks by Licensee shall inure to the benefit of Licensors. Licensee acknowledges and is familiar with the standards, quality, style and image of Licensors, and Licensee shall, at all times, Use the Trademarks in a manner consistent with these standards, quality, style and image. Licensee shall comply with the specifications, standards and directions relating to the Trademarks and the Use thereof as notified in writing by Licensors from time to time. Licensee shall permit and shall use their best efforts to obtain permission for, Licensors at all reasonable times and on reasonable notice to enter any place used for the manufacture, storage or distribution of Products embodying Licensed Intellectual Property to inspect the methods of manufacture, storage and distribution to ensure compliance with the quality standards or any other specifications or requirements set forth in this Agreement or as notified by Licensors from time to time. Licensors may also, from time to time, request Licensee to provide samples of any Products embodying Licensed Intellectual Property so that Licensors may ensure that the same, and the Use of the Trademarks thereon, meet Licensors’ quality standards or specifications.

(c) During the Term of this Agreement, Licensee shall also not permit any third party to reverse engineer any Licensed Intellectual Property that Licensee may sublicense to such third party, and Licensee shall include such prohibition on reverse engineering in all written sublicense agreements.

(d) As a result of the exclusive nature of the License granted herein, Licensors are hereby excluded from any Use of the Licensed Intellectual Property Rights, and Licensors shall therefore have no right to Use, exploit or otherwise deal in commerce in the Licensed Intellectual Property Rights anywhere in the Territory.

(e) Licensee shall have the right to develop further intellectual property using the Licensed Intellectual Property Rights. Licensee shall retain the rights to any such newly-developed intellectual property, including the right to file patent, trademark, or copyright applications with appropriate United States or foreign intellectual property offices or agencies; provided, however, that, to the extent that the newly-developed intellectual property is based primarily on the Licensed Intellectual Property Rights, Licensee hereby grants Licensor an irrevocable covenant not to sue and perpetual, worldwide, non-exclusive, royalty-free, and sub-licensable license to make, use, offer to sell, sell, import, or export any products embodying or practicing the inventions covered by any such newly-developed Intellectual Property Rights and to practice and deal in commerce with such products and the newly-developed Intellectual Property Rights in fields of use which do not directly or indirectly involve or relate to the tobacco vaping products.

(f) Licensee shall have the right to market and sell any products which utilize the Licensed Intellectual Property Rights under Trademarks other than Trademarks which are licensed pursuant to this Agreement to and permit its customers to market and sell such products under their own brand names or Trademarks.

3. Royalty Free License. The License granted under this Agreement shall be royalty-free and shall not require any payments by Licensee to any Licensor during the Term of this Agreement.

4. Term. The term of the License shall be perpetual, subject to Section 10 of this Agreement (“Term”).

5. Representations and Warranties of Licensors. Licensors jointly and severally represent and warrant to Licensee as follows:

(a) Aspire is a Cayman Islands exempted company, has the power and authority to conduct its business, and has the full right, power and authority to grant all of the rights, title and interests to be granted pursuant to this Agreement.

(b) Shenzhen is a company organized and existing under the laws of China, has the power and authority to conduct its business, and has the full right, power and authority to grant all of the rights, title and interests to be granted pursuant to this Agreement.

(c) Liu is a resident of the PRC and has the full right, power and authority to grant all of the rights, title and interests to be granted pursuant to this Agreement

(d) No Licensor is required to obtain the approval or consent or the filing of any petition or other documents of any kind and description with any government agency in order to execute this Agreement or perform any of its obligations under this Agreement. Neither the execution of this Agreement by Licensors nor the performance by any Licensor of its obligations under this Agreement violate the laws or regulations of the Cayman Islands, with respect to Aspire, or of China with respect to Shenzhen or Liu.

(e) All actions necessary or required under any Licensor’s organizational documents and applicable laws to execute this Agreement and to perform their obligations under this Agreement have been taken, and this Agreement constitutes the valid and binding obligations of Licensors, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect the enforcement of creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

(f) Licensors have the sole, exclusive, valid and irrevocable title to the Licensed Intellectual Property Rights, subject to no Encumbrances. To the Knowledge of Licensors, the Patent Rights are valid and enforceable, and, to the Knowledge of Licensors, Licensors have not undertaken or omitted to undertake any acts, and no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of the Patent Rights or other Intellectual Property Rights or Licensee’s entitlement to exploit such rights in the Territory. To the Knowledge of Licensors, the Licensed Intellectual Property Rights do not infringe upon the patent or other intellectual property right of any third party.

(g) There is no litigation or arbitration proceeding pending or, to the Knowledge of Licensors, threatened against any Licensor challenging the rights of any Licensor in or to the Patent Rights or other Licensed Intellectual Property Rights or seeking to enjoin the consummation of the transaction contemplated by this Agreement. Licensors have not received any notice of any such claim, and, to each Licensor’s Knowledge, there exists no circumstances or grounds upon which any such claim could be asserted.

(h) No Licensor has asserted any claim or commenced any action against any third party with respect to any alleged infringement or other claim with respect to the Patent Rights or any other Licensed Intellectual Property Rights, and no Licensor has sent any notice of any such claim to any Person. No Licensor has Knowledge of any circumstances or grounds upon any Licensor could assert any such claim.

(i) No present or former employee of or consultant to any Licensor owns any intellectual property created during his employment or engagement that relate to any Licensed Intellectual Property Rights except for intellectual property rights that have been assigned to Licensors.  All work-product created or developed by current or former employees or consultants of any Licensor have been validly assigned by such employees or consultants to the applicable Licensor, and Licensors have no further obligations to such employees or consultants with respect to any Intellectual Property Rights licensed pursuant to this Agreement.

6. Representations and Warranties of Licensee. Licensee represents and warrants to Licensors as follows:

(a) Ispire is a corporation organized and existing under the laws of the State of Delaware and Licensee is a company organized under the laws of Hong Kong.

(b) All action necessary or required under Licensee’s organizational documents and applicable law to execute this Agreement and to perform its obligations under this Agreement have been taken, and this Agreement constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect the enforcement of creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

(c) There is no litigation or arbitration proceeding pending or, to the Knowledge of Licensee, threatened against Licensee seeking to enjoin the transaction contemplated by this Agreement.

7. Intellectual Property Warranties.

(a) Licensors jointly and severally represent and warrant that (i) the Licensed Intellectual Property Rights were developed solely by Licensors or acquired by the Licensors pursuant to a valid, binding and enforceable agreement, and that no third party owns any rights in the Licensed Intellectual Property Rights, and the Licensed Intellectual Property Rights are not subject to any Encumbrance, (ii) there is no demand, claim, suit, action, arbitration or other proceeding pending or, to any Licensors’ knowledge, threatened against any Licensor which alleges that the Licensed Intellectual Property Rights infringes upon the proprietary rights or intellectual property rights of any third party, and (iii) this Agreement does not conflict with any other agreement to which any Licensor is a party.

(b) Except for the obligations of Licensors with respect to claims based on the infringement of the Licensed Intellectual Property Rights as provided in Section 8 of this Agreement, LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE PERFORMANCE OF THE LICENSED INTELLECTUAL PROPERTY RIGHTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY LICENSORS AND WAIVED BY LICENSEE.

(c) IN NO EVENT SHALL ANY LICENSORS OR ITS AGENTS, SUBCONTRACTORS OR EMPLOYEES OR LICENSORS SHALL BE LIABLE FOR ANY CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR DATA INCURRED BY LICENSEE OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT, BREACH OF WARRANTY OR TORT, EVEN IF LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, RESULTING FROM ANY BREACH OF THIS AGREEMENT BY LICENSORS.

8. Indemnity for Infringement.

(a) Licensors will jointly and severally defend, at their expense, any action (or portion thereof) brought against Licensee and Ispire based solely on a claim that any Licensed Intellectual Property Rights infringes on the proprietary rights or intellectual property rights of others (an “Indemnification Claim”). Licensors will indemnify and hold harmless Licensee from and against any loss, damage, liability or expense, including reasonable fees and expenses of counsel, which are awarded by a judgment or court order, which judgment or court order shall be final and beyond right of review or appeal, against Licensee in such action which are directly attributable to an Indemnification Claim. Licensors shall have the right, with prior consultation with Licensee, to control the defense of the action related to an Indemnification Claim and to compromise or settle any claim at Licensors’ sole cost and expense. Notwithstanding the foregoing, Licensors shall not compromise or settle any Indemnification Claim without prior consent from Licensee. In the event that a claim is made which asserts claims in addition to an Indemnification Claim, Licensors’ obligations shall be limited to the Indemnification Claim, subject to Section 8(d) of this Agreement.

(b) If an Indemnification Claim is made against Licensee, Licensors shall have the right, in their discretion and at their sole cost and expense, either to (i) make such modifications so that the infringing Licensed Intellectual Property Rights is not infringing or (ii) obtain for Licensee the right to continue to use the Licensed Intellectual Property Rights as provided in this Agreement.

(c) In the event that Licensee shall receive notice of any claimed infringement of the Licensed Intellectual Property Rights on the Intellectual Proprietary Rights of any other person or in the event that an action is commenced against Licensee alleging that the Licensed Intellectual Property Rights infringe upon the proprietary rights or intellectual property rights of others, Licensee shall give prompt notice thereof (promptness being based on the time when Licensee has actual notice of any such claim or action) to Licensors, and Licensors shall defend the action as provided in Section 8(a) of this Agreement.

(d) The provisions of Sections 8(a) and 8(b) of this Agreement shall not appl if the claimed infringement results from a significant modification of the Licensed Intellectual Property Rights which was made by or at the direction of the Licensee without the consent or approval of any Licensor.

9. Covenants.

(a) In furtherance and not in limitation of the License, if any Licensor shall at any time hereafter make or discover any improvements relating to the Licensed Intellectual Property Rights, the Products, or Prototypes, or develop or acquire any new Intellectual Property which, if such intellectual property rights were owned by any Seller on the Effective Date of this Agreement, would be included in the Licensed Intellectual Property Rights, such Seller shall forthwith disclose to Licensee full details of said improvements, and said Intellectual Property Rights, are hereby forever and irrevocably subject to the License in the same manner as if the improvement were included in the Licensed Intellectual Property Rights being licensed to Licensee pursuant to the this Agreement with no additional payment obligation under this Agreement.

10. Manufacturing License. To the extent that Licensee engages Shenzhen to manufacture Products for Licensee, Licensee hereby grants Shenzhen a sublicense to use the Licensed Intellectual Property solely for the purpose of manufacturing Products for Licensee or person designated by Licensee.

11. Rights in Licensed Intellectual Property Rights. Licensors retain all right, title and interest in and to the Licensed Intellectual Property Rights, except as expressly provided in this Agreement.

12. Termination. Licensors shall have the right to terminate this Agreement on ten (10) days’ written notice (the “Notice Period”) if Licensee have materially breached a provision of this Agreement, and not cured the same within sixty (60) days of receiving written notice thereof from Licensors, which notice sets forth in reasonable detail the facts underlying any such claimed breach.

13. Independent Contractors. In all matters relating to this Agreement, Licensors and Licensee shall act as independent contractors, no party shall be the employee, joint venturer, partner or agent of another party, and each party shall assume any and all liability for its own acts. Neither Licensors nor Licensee shall have any authority to assume or create obligations, express or implied, on behalf of another party or parties or any subsidiary or affiliate of the other party or parties, and no party hereto shall have any authority to represent another party as its agent, employee, partner or in any other capacity.

14. Survival. The representations and warranties of the parties shall survive the consummation of the transactions contemplated by this Agreement.

15. Miscellaneous.

(a) This Agreement constitutes the entire agreement of Licensors and Licensee as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement.

(b) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to any party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

(c) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or email or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 15(c), to the parties at their respective email or addresses set forth on the signature page of this Agreement, with notice to the each party being sent to the attention of the individual who executed this Agreement on behalf of the such party. Notice shall be deemed given on the date of delivery if delivery is by hand, one day after delivery if delivery is by overnight courier or messenger service, three days after mailing if notice is given by mail or upon confirmation of receipt if notice is given by email. Any party may, by like notice, change the person, address or email to which notice is to be sent.

(d) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to contracts executed and to be performed wholly within such State, without regard to principles of conflicts of laws.

(e) Each party hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement may be brought solely in the federal or state courts located in the City and County of New York in the State of New York, and by execution and delivery of this Agreement, irrevocably (i) submits to and accepts the jurisdiction of said courts, (ii) waives any defense that such court is not a convenient forum, and (iii) consent that any service of process may be made (x) in the manner set forth in Section 15(c) of this Agreement (other than by email), or (y) by any other method of service permitted by law. EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(f) Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(g) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement.

(h) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns.

(i) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(j) A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement. If less than a complete copy of this Agreement is delivered to by any party to the other parties, the other parties and their respective advisors (including legal counsel) are entitled to assume that the transmitting party accepts and agrees, and the receiving parties shall be deemed to have accepted and agreed, to all of the terms and conditions of the pages not delivered unaltered.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first aforesaid.

Address and E-mail	Signature

14 Jian’an Road	ASPIRE GLOBAL INC.
Tangwei Fuyong Town
Bao’an District, Shenzhen	By:	/s/ Tuanfang Liu
Guangdong Province, China		Tuanfang Liu, CEO
kr8001@163.com

14 Jian’an Road	SHENZHEN YI JIA
Tangwei Fuyong Town
Bao’an District, Shenzhen	By:	/s/ Tuanfang Liu
Guangdong Province, China		Tuanfang Liu, CEO
kr8001@163.com

14 Jian’an Road	TUANFANG LIU
Tangwei Fuyong Town
Bao’an District, Shenzhen	/s/ Tuanfang Liu
Guangdong Province, China	Tuanfang Liu
kr8001@163.com

55 King Yip Street	ASPIRE SCIENCE AND TECHNOLOGY LIMITED
King Palace Plaza, Floor 31, Suite J
Kwun Tong, Hong Kong michael@getispire.com	By:	/s/ Tuanfang Liu
Tuanfang Liu, CEO

19700 Magellan Drive	ISPIRE TECHNOLOGY INC.
Los Angeles, CA 90502
michael@getispire.com	By:	/s/ Michael Wang
Michael Wang, CFO

Exhibit A

United States and Foreign Patent Rights

The following is a list of the United States and Foreign Patents and patent applications that are included in the Licensed Intellectual Property Rights

Exhibit B

United States and Foreign Trademarks

The following is a list of the United States and foreign trademarks and trademark applications that are included in the Licensed Intellectual Property Rights